Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-131363 of Prosperity Bancshares, Inc. of our report dated March 24, 2005, relating to the consolidated financial statements of SNB Bancshares, Inc. appearing in the Annual Report on Form 10-K of SNB Bancshares, Inc. for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Houston, Texas

February 16, 2006